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                                                                    Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

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                                            NINE MONTHS ENDED                                FISCAL YEAR
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                                      JULY 27, 1997   JULY 28, 1996     1996        1995        1994        1993       1992
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
Income from consolidated
companies before provision for
income taxes and cumulative
effect of accounting change             $521,792        $810,019      $922,436    $698,543    $334,497    $153,558    $58,925
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Fixed charges:
  Interest expense                        15,586          14,897        20,733      21,401      15,962      14,206     15,207
  Capitalized interest                       250           4,280         5,108          --          --          --         --
  Interest component of rent
    expense(1)                            17,235          16,350        22,086      13,103      11,070       9,021      7,197
                                        --------        --------      --------    --------    --------    --------    -------
      Total fixed charges                 33,071          35,527        47,927      34,504      27,032      23,227     22,404
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Earnings from consolidated
companies before income taxes,
cumulative effect of accounting
change and fixed charges(2)(3)          $554,935        $841,267      $965,255    $733,047    $361,529    $176,785    $81,329
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Ratio of earnings to fixed
  charges                                  16.78x         23.68x        20.14x      21.25x       13.37x       7.61x      3.63x
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

(1) For leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.

(2) For purposes of computing the ratio of earnings to fixed charges for the nine months ended July 27, 1997, $322 must be added to income from consolidated companies before provision for income taxes and cumulative effect of accounting change to reflect amortization of capitalized interest.

(3) Fixed charges do not include capitalized interest for purposes of this calculation.